SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                                FORM 8-K

                             CURRENT REPORT




 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):      May 15, 1995


                         THE DOW CHEMICAL COMPANY
          (Exact name of registrant as specified in its charter)



         Delaware                  1-3433             38-1285128
(State or other jurisdiction   (Commission File      (IRS Employer
    of incorporation)           Number)           Identification No.)



     2030 Dow Center, Midland, Michigan           48674
    (Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (517) 636-1000

Not applicable
(Former name or former address, if changed since last report.)



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Item 5.  Other Events

     The Dow Chemical Company issued a press release on May 15, 1995, the text of which is as follows:


FOR FURTHER INFORMATION:
The Dow Chemical Company
2030 Dow Center
Midland, MI 48674
517-636-1940

May 15, 1995

DOW CORNING ACTION TO RESULT IN CHARGE
AGAINST EARNINGS FOR DOW CHEMICAL

Dow Corning Corporation today announced that it has voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code with the United States
Bankruptcy Court in Bay City, Michigan.

As a result of this action, The Dow Chemical Company, a 50 percent shareholder in Dow Corning, has decided to establish a reserve for the full amount of its investment of $374 million and to discontinue recording any proportional share of future equity earnings. The charge will impact Dow Chemical's second quarter of 1995 earnings by approximately $1.25 per share.

"As one of two shareholders in Dow Corning, it is our understanding that this was the only viable alternative under today's existing tort system to resolve the thousands of breast implant lawsuits pending against Dow Corning," said Enrique C. Falla, executive vice president. "We are disappointed that Dow Corning was required to take this action despite substantial research that has not shown a link between breast implants and the diseases alleged in lawsuits."



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                         SIGNATURES


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              THE DOW CHEMICAL COMPANY
                                      Registrant



                              /s/Enrique C. Falla
                              Enrique C. Falla
                              Executive Vice President and
                              Chief Financial Officer


                              Date:  May 15, 1995



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